Exhibit 10.37
                    AMENDMENT TO WARRANT CERTIFICATE NO. W-1

         AMENDMENT, dated as of October 2, 1996 (the "Amendment"), to Warrant Certificate No. W-1 dated as of October 5, 1995 (the "Warrant Certificate"), between DIANON Systems, Inc., a Delaware corporation (the "Company"), and G.S. Beckwith Gilbert, or registered assigns ("Mr. Gilbert").

         WHEREAS, pursuant to a Stock and Warrant Purchase Agreement dated as of October 4, 1995 among the Gilbert Family Trust, the G.S. Beckwith Gilbert I.R.A. Contributory Account, G.S. Beckwith Gilbert and the Company (the "Purchase Agreement"), the Company issued to the Purchasers (as defined therein) 1,000,000 shares of the Company's Common Stock and the Warrants (as defined therein) evidenced by the Warrant Certificate.

         WHEREAS, the Warrant Certificate specifies the terms upon which the Warrants may be exercised.

         WHEREAS, the Company and Mr. Gilbert desire to amend the Warrant Certificate to change the last date on which Warrants can be exercised at an exercise price of $5.00 to a date subsequent to the vote of the Company's shareholders on approval of a proposed increase in the voting power of the Purchasers (as defined in the Purchase Agreement) to 20% of the total voting power of the Company's voting securities.

         WHEREAS, such amendment reflects the parties' intentions at the time of issuance of the Warrant Certificate that Mr. Gilbert would have the benefit of the knowledge of the outcome of such vote prior to the aforesaid exercise date.

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Purchase Agreement and this Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. The second paragraph of Section 1 of the Warrant Certificate is amended to read in its entirety as follows:


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                  "The registered  holder hereof shall have (a) the right at any time prior to November 1, 1996 to elect that the Expiration Date of some or all of the Warrants evidenced hereby shall be November 1, 1996 rather than October 4, 1997 and (b) upon such election, the right thereafter until 5:00 p.m., New York City time, on October 31, 1996 to exercise such Warrants at an exercise price of $5.00 (increased or decreased, as the case may be, to reflect the effect of each adjustment made, at any time prior to such exchange, to the Exercise Price pursuant to Section 2 as if the Exercise Price of this Warrant had been $5.00 since the date hereof). Upon such election, the Company shall extinguish, as an adjustment to the purchase price paid for such Warrants, for each such Warrant for which such election has been made, $0.37 of the Principal Amount (as defined in the Note) due under the Note upon payment of the interest due on such extinguished amount for the period from the date of this Warrant Certificate through and including the earlier of the date of such election and October 4, 1996."

         2. This Amendment may be executed in counterparts, each ofwhich shall be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                DIANON SYSTEMS, INC.


                                By:   /s/Richard A. Sandberg
                                   ----------------------------------
                                Name:  Richard A. Sandberg
                                Title: President, Chairman and Chief
                                       Executive Officer



                                G.S. Beckwith Gilbert


                                /s/ G. S. Beckwith Gilbert
                                --------------------------